Exhibit 10.7

Letter of Indemnification
Dated 8 October 2009
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification
(CSI & RCP Germany)

THIS Letter of Indemnification is made on 8 October 2009
BY:
Rank Group Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“Rank”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	SIG Combibloc Group AG (“SIG”) was acquired by Beverage Packaging Holdings (Luxembourg) III S.à r.l. (“BPIII”) in mid 2007, using acquisition debt made available under a combination of senior secured bank loans under a senior facilities agreement (the “Senior Facilities Agreement”), and an issue of senior notes and senior subordinated notes as further described below.

B.	The Closure Systems International business (the “CSI Group”) and the Reynolds Consumer Products business (the “RCP Group”) were acquired as part of the Reynolds group of companies in February 2008 using acquisition debt made available under a senior secured facilities agreement (the “Reynolds Facility”).

C.	BPIII, the sole shareholder of SIG, intends to directly and indirectly acquire the CSI Group and the RCP Group (the “Acquisition”).

D.	In connection with the Acquisition, the existing financing arrangements put in place for the acquisition of SIG and the CSI Group and RCP Group will need to be amended or replaced. Each German Subsidiary (as defined below) will be required to:
(a)	enter into release documentation in relation to the Reynolds Facility and the guarantee and security provided by each German Subsidiary in respect of the Reynolds Facility;

(b)	guarantee the issue of new senior lien notes in an aggregate principal amount of approximately US$1.842 billion (the “New Notes”) and new senior bank debt in the amount of the equivalent of approximately US$1.16 billion (“New Senior Facility”) and provide senior priority security in respect of the New Notes and the New Senior Facility over substantially all of its assets;

(c)	provide guarantees in respect of €480,000,000 senior notes due 2016 and €420,000,000 senior subordinated notes due 2017, each issued by

Beverage Packaging Holdings (Luxembourg) II S.A. (“Existing Notes”). These guarantees will be unsecured; and
(d)	enter into an intercreditor agreement in respect of the New Senior Facility and the New Notes, and an intercreditor agreement in respect of the New Notes, New Senior Facility and the Existing Notes,
(collectively, the “Transactions”).

E.	Rank has agreed to provide an indemnity to the Indemnitees as defined below in respect of the Transactions as further described below.
It is the intention of Rank that this document be executed as a deed poll (this “Deed Poll”) in favour and for the benefit of each Indemnitee.
IT IS AGREED as follows:
1.	Definitions

“Director” means with respect to companies incorporated under German law any managing director (Geschäftsführer).

“German Subsidiary” means each company listed in Part A of the Schedule to this Letter of Indemnification.

“Indemnitee” means each person listed in Part B of the Schedule to this Letter of Indemnification.

2.	Indemnification

Rank shall — upon first demand (auf erstes Anfordern) — indemnify (freistellen) each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a German Subsidiary in his or her capacity as a Director of that company on written instruction from a direct or indirect shareholder of the relevant German Subsidiary in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions (“Indemnified Liabilities”).

3.	Limitations on Indemnification

Notwithstanding any other provision of this Letter of Indemnification, an Indemnitee shall not be entitled to indemnification under this Letter of Indemnification:
(a)	to the extent that such indemnification is not permitted by applicable laws; or

(b)	to the extent such Indemnified Liabilities are the result of gross negligence, bad faith or wilful misconduct of the Indemnitee; or

(c)	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or

(d)	to the extent that payment has or will be made to the relevant Indemnitee by a German Subsidiary or any affiliate of Rank otherwise than pursuant to this Letter of Indemnification; or

(e)	in connection with any proceeding (or part thereof) initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law,

(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of a German Subsidiary; or

(iii)	such indemnification is provided by a German Subsidiary, in its sole discretion, pursuant to the powers vested in a German Subsidiary under applicable law.
4.	Indemnification Procedure
(a)	Each Indemnitee shall give Rank notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Letter of Indemnification. To obtain indemnification payments or advances under this Letter of Indemnification, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 30 business days of receipt of such invoices and supporting information.

(b)	There shall be no presumption in favour of indemnification. If there is a dispute between Rank and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of Rank to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all Rank and the relevant Indemnitee.

(c)	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to Rank any related payments claims under such insurance policy. However this clause does not affect the Indemnitee’s right to indemnification under clause 2 above.
5.	Severability

If any provision or provisions of this Letter of Indemnification shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter of Indemnification shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law

This Letter of Indemnification shall be governed by and its provisions construed in accordance with German law.

Whenever an English term of this Letter is followed by a German term in parenthesis, the German term shall prevail for the purpose of construction of this Letter.

7.	Amendments

No amendment or modification of this Letter of Indemnification shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter of Indemnification.

8.	Termination

This Letter of Indemnification shall remain in effect in favour and for the benefit of each Indemnitee until the expiration of 12 months after the date that is the earlier to occur of:
(a)	the relevant Indemnitee ceasing to serve as a Director of the relevant German Subsidiary; and

(b)	the date on which all obligations of a German Subsidiary of which that Indemnitee is a Director in respect of the New Senior Facility, the New Notes, the Existing Notes or the relevant Intercreditor Agreement is released or terminated.

This Letter of Indemnification has been executed as of the date stated at the beginning hereof.

Rank Group Limited
By:	/s/ Graeme Hart
Graeme Hart
	Position:	Director
	Address:	743 Riddell Rd, Glendowie, New Zealand 1005

Schedule
Part A
German Subsidiary
•	Closure Systems International Holdings (Germany) GmbH

•	Closure Systems International Deutschland GmbH

•	Closure Systems International Deutschland Real Estate GmbH & Co KG.
Part B
List of Indemnitees
•	Wolf-Friedrich Bähre

•	Gregory Alan Cole

•	Helen Dorothy Golding

•	Siegfried Landskrone

•	Victor Lance Mitchell

•	Willi Schlegel

•	Robert Eugene Smith